Exhibit 99.1
News Release
For Immediate Release: April 24, 2018

H&R Block Reports Growth in U.S. Tax Return Volume Through April 19;
To Announce Fiscal 2018 Results on June 12, 2018

KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its preliminary U.S. tax results, which reflect overall tax return volume growth compared to the prior year. For fiscal year 2018 through April 19, 19.9 million returns were prepared by or through H&R Block in the U.S., a 2.6% increase over fiscal year 2017.

“Our goal this fiscal year was to continue improving our client trajectory, which we achieved, with growth in DIY and improved performance in Assisted,” said Jeff Jones, H&R Block’s president and chief executive officer. “Based on these results, we expect to deliver revenue growth and margins consistent with our previously provided outlook.”

The improvement in Assisted resulted from the company’s strong promotional offerings which included an enhanced Refund Advance no-interest loan, Free Federal 1040EZ offer, and Half Off promotion. Assisted returns declined 0.6% for fiscal 2018 which compares favorably to the 2.5% decline for fiscal year 2017. The company also reported an increase in net average charge, which was in line with expectations.

DIY online returns increased 10.4%, driving overall DIY growth of 7.9%. The increase was attributable to continued product improvements, enhanced partnerships, the H&R Block More Zero® promotion, and new self-employed offering. Additionally, net average charge increased due to favorable mix.

The aforementioned results are included in a table attached to this press release.

H&R Block to Announce Fiscal 2018 Results on June 12
In conjunction with the announcement of fiscal 2018 results, the company will host a conference call at 4:30 p.m. Eastern time on June 12, 2018 for analysts, institutional investors, and shareholders to discuss fiscal 2018 results, outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (855) 702-5257 or International (213) 358-0868
Conference ID: 3975526

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. A replay of the call will be available beginning at 7:30 p.m. Eastern time on June 12, 2018, and continuing until July 12, 2018, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 3975526. The webcast will be available for replay June 13, 2018 at http://investors.hrblock.com.

About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2017, H&R Block had annual revenues of over $3 billion with 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2017 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com

TABLE FOLLOWS

U.S. TAX OPERATING DATA
	Fiscal Year-to-Date
	April 19,
	2018	2017	% Change
Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	8,024	8,102	(1.0)%
Franchise Operations	3,735	3,730	0.1%
Total H&R Block Assisted	11,759	11,832	(0.6)%

Desktop	2,022	1,992	1.5%
Online	5,482	4,964	10.4%
Total H&R Block DIY	7,504	6,956	7.9%

IRS Free File	610	584	4.4%
Total H&R Block U.S. Returns	19,873	19,372	2.6%

Net Average Charge: (3)
Company-Owned Operations	$241.71	$237.59	1.7%
Franchise Operations (4)	211.44	206.97	2.2%
DIY Tax Software	32.17	31.30	2.8%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client. Also included are business returns, which account for less than 1% of assisted returns. A DIY return is defined as a return that has been electronically filed and accepted by the IRS. Also included are online returns paid and printed.

(2)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during the year.

(3)	Net average charge is calculated as tax preparation fees divided by tax returns prepared. For DIY, net average charge excludes IRS Free File.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fees collected by H&R Block franchisees divided by tax returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.